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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Fortune Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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March 24, 2006

To Stockholders of Fortune Brands, Inc.

Dear Stockholder:

You should have already received Fortune Brands’ proxy statement for our upcoming annual meeting of stockholders to be held on April 25, 2006. The proxy statement contains, among other proposals, a stockholder proposal entitled “Pay-For-Superior Performance.”

Our Board of Directors recommends that you vote AGAINST the proposal in our proxy statement for two reasons: (1) our current practices already reflect pay for superior performance and (2) the proposal as presented could allow for significant payouts when stockholder value declines.

Fortune Brands Already Practices Pay for Superior Performance

In 2005, over 73% of the Chief Executive Officer’s total annual compensation was tied to the Company’s performance. There are four major elements to our executive compensation:

•	Salary.

•	Annual Bonus. Payments under our bonus plan are based on rigorous targets for increases in earnings per share.

•	Stock Options. Stock options have an exercise price equal to the fair market value of the stock on the date of grant. Stock options align executive’s interests with stockholder’s interests because executives only realize value in stock options if the price of the stock increases. Stock options also serve as a retention device since they vest over time.

•	Performance Shares. A target number of shares of common stock is awarded contingent on the Company and its subsidiaries achieving demanding average return on equity and cumulative diluted earnings per share targets over a three year performance period.

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015-5611    Tel: 847-484-4400

March 24, 2006

The Proxy Proposal Would Pay Compensation When Earnings Decrease But Fortune Brands Outperforms Its Peer Companies

The proxy proposal may be interpreted to provide for long-term compensation to executives when our earnings decrease but we outperform our peers whose earnings decrease even more than ours. Our board believes management should profit when shareholders profit.

Fortune Brands Already Benchmarks Executive Compensation and Financial Performance Against Peer Companies

In 2005 our Board’s Compensation Committee (the “Committee”), along with its outside consultant, compared the Company’s executive compensation and financial performance to a survey group of 32 consumer products companies using a range of critical financial and stockholder metrics, including earnings per share growth, operating cash flow growth, total stockholder return and sales growth. The Committee then assessed executive compensation (both target levels of compensation and actual compensation) to ensure that the Company’s performance (as compared to the survey group) supported the level of compensation provided to executives. The Committee intends to continue the survey group based analysis.

Fortune Brands Set Rigorous and Demanding Long-Term Incentive Targets and Compared Those Targets to Its Peer Companies’ Performance

The Committee extensively reviewed the Company’s performance in recent years and compared it to the survey group in order to confirm that the performance measures previously set for awards were sufficiently rigorous and demanding. During the three year performance period reviewed by the Committee, as compared to the survey group, the Company performed at the top of the third quartile or the fourth quartile (the fourth quartile being the highest) in the following areas: earnings per share growth, operating cash flow growth, total stockholder return and sale growth.

Chief Executive Officer Salary is in the 57th Percentile of the Peer Group

In 2005, the salary increase for Mr. Wesley was 5.8%, which placed him at the 57th percentile of the survey group. The Committee assessed the individual contributions of Mr. Wesley and Company performance relative to both pre-established goals and the performance of other companies in the survey group. In establishing Mr. Wesley’s compensation, the Committee focused on his leadership and the fact that the Company achieved a large transformation, divesting its office products business and completing a $5.2 billion spirits and wine acquisition, while maintaining momentum in its Home & Hardware business.

Fortune Brands Has Outperformed its Peer Group and the S&P 500

In closing, we are pleased that Fortune Brands has outperformed its peer group and we are proud of the results Fortune Brands has delivered to stockholders year after year. An investment in the Company including dividends and the value of ACCO shares distributed to our stockholders in connection with the spin-off of our office business returned 9% for 2005. In addition, stockholder return over a five year annualized rate was 25% versus the Dow Jones at 2%, the S&P 500’s 1% and NASDAQ’s 2% return to stockholders.

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015-5611    Tel: 847-484-4400

March 24, 2006

Again, our Board of Directors recommends that you vote AGAINST Item 4 in the proxy.

Please feel free to call Craig Omtvedt at (847) 484-4500 or Mark Roche at (847) 484-4440 if you have any questions.

Sincerely,

/s/ Craig P. Omtvedt	/s/ Mark A. Roche
Craig P. Omtvedt Senior Vice President and Chief Financial Officer	Mark A. Roche Senior Vice President, General Counsel and Secretary

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015-5611    Tel: 847-484-4400